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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     /X/ Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                       VIPONT ROYALTY INCOME FUND, Ltd.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     /X/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                                 MEMORANDUM

     TO:         SOLICITATION PARTICIPANTS

   FROM:         ATRIX LABORATORIES, INC.

   DATE:         AUGUST 23, 1995

SUBJECT:         SCRIPT: VIPONT ROYALTY INCOME FUND, LTD.

PARTICIPANT:          Hello!  My Name is ______.  I am calling on behalf of
                      Vipont Royalty Income Fund, Ltd., the partnership in which you invested in 1987. I am calling to confirm that you have received the Prospectus/Proxy Statement containing a proposal whereby the partnership will be merged into Atrix, L.P. Did you receive the materials?

RESPONSE:             Yes/No

PARTICIPANT:          Have you mailed in your proxy card yet?

RESPONSE:             Yes/No

PARTICIPANT:          Do you have any questions?

RESPONSE:             Yes/No

PARTICIPANT:          Since you have not mailed your proxy card, would you like
                      me to explain what is in the materials?

RESPONSE:             Yes or No

         IF YES: It is a proposal by the General Partner, Atrix Laboratories, Inc., to merge the partnership into Atrix, L.P., a to-be-formed Colorado limited partnership. If this transaction is approved, the Limited Partners will receive approximately 100 shares of Atrix common stock and the Partnership will be liquidated.


                      The General Partner is proposing this exchange because:

                      1.)         The Partnership funds were depleted in 1991.
                                  As Atrix continues to expend its funds to
                                  pursue the Perio Product containing
                                  doxycycline, the Limited Partners' share of
                                  royalty payments  continues to decline.
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                                  Currently, as a partner you are entitled to
                                  share in royalties and/or proceeds from the sale of rights for the Perio Product containing doxycycline, only, on a percentage basis based upon total costs of development. For purposes of determining the value of the Partnership, the Company estimated that the Partnership will be entitled to 40% of all royalties and/or proceeds.

                      2.) Maintaining the Partnership as a separate entity is costly, time-consuming and represents an added impediment to potential corporate partners and prospective investors.

                      3.) Furthermore, approval of the transaction would unite the Limited Partners' and shareholders' interests. As a shareholder of Atrix, you can share in the potential increased value of the common stock and the added flexibility to liquidate your investment by selling that stock at your discretion.

                                  The proposal, if approved, will provide
                                  greater asset diversification to Limited
                                  Partners because of the additional products under development by Atrix in addition to the Perio Product. As a shareholder, you would benefit from Atrix's product closest to commercialization: the ATRISORB(tm) GTR Barrier Product. This product will be submitted as a device application to the FDA in late 1995. Commercial sales on this product are expected in 1997. However, there can be no assurance that any of Atrix's products will receive the necessary regulatory approval or clearance or that any of Atrix's products can be successfully and profitably developed, produced or marketed.

         In making your decision on whether to vote "For" or "Against" the Merger, you are urged to read the section entitled "RISK FACTORS" in the Prospectus/Proxy Statement for a description of the risk factors relating to the Merger and an investment in Atrix.

         Do you need any more information to assist you in completing your proxy card?

         I would like to thank you for your time and encourage you to send in your completed proxy card as soon as possible.




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                                   MEMORANDUM

     TO:         SOLICITATION PARTICIPANTS

   FROM:         ATRIX LABORATORIES, INC.
                 JOHN E. URHEIM, CHIEF EXECUTIVE OFFICER/VICE CHAIRMAN

   DATE:         AUGUST 23, 1995

SUBJECT:         QUESTIONS AND ANSWERS REGARDING VIPONT ROYALTY INCOME FUND,
                 LTD.

I.
QUESTION.      Why is the Company's Management proposing the Merger at this time?

ANSWER.    1.  The Partnership funds were depleted in 1991.  As the Company continues to expend its funds to pursue the Perio Product containing doxycycline, the Limited Partners' share of royalty payments continues to decline.

           2. Maintaining the Partnership as a separate entity is costly, time-consuming and represents an added impediment to potential corporate partners and prospective investors.

           3. Approval of the transaction would unite the Limited Partners' and shareholders' interests.

II.
QUESTION.  Why didn't you retain independent representation or obtain an independent appraisal to determine the fairness of the valuation?

ANSWER.    1.  First, no such independent representation or independent appraisal is required by either the Partnership Agreement, or by Colorado Partnership Law.

           2. Second, the Company believes the consideration being offered and the method used to determine the value of the Partnership (Assigned Value) are fair to the Limited Partners. However, had an independent representative been retained or an independent appraisal been obtained, the terms and conditions of the Merger may have been more favorable to the Limited Partners and the consideration received by the Limited Partners in the Merger may have been greater.

III.
QUESTION.  Are the Company's directors in a position of conflict by virtue of it representing both the shareholders and the Limited Partners, in its capacity as general partner, in this transaction?





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ANSWER:    1.  Their fiduciary duties require the directors to act in good faith, exercise good business judgement, and carry out their duties with conscientious care.

               The Company has met the above requirements in that the directors have approved the Merger, which they believe to be fair to the Limited Partners. The Limited Partners have the opportunity to control their investment in the Company through the sale of stock, or holding the stock in order to share potential future earnings/profits of the Company. In addition, the limited partners will not be limited to sharing in just earnings from the Perio Product containing doxycycline, but they will benefit from any products the Company may develop.

               The Company, as the general partner of the Partnership, has a conflict of interest with respect to the Merger. Specifically, the Company will benefit from the termination of the agreements between the Company and the Limited Partnership.

IV.
QUESTION.      Why am I only getting 34c. back for each dollar I invested?

ANSWER:    1.  First, if you exercised Vipont and Atrix Warrants that came with each Partnership unit that you bought, you may have already recouped some, all or even more than your original investment.
               As you recall, the Partnership Agreement provided 3 ways to realize a return on your investment: 1) VPI warrants; 2) Atrix warrants; and 3) royalty payments upon the commercialization of a product.

           2. The project the Partnership was originally formed to fund (i.e., the Perio Product containing Sanguinarium) failed. Most of the R & D Partnerships that are not successful provide no return to investors whatsoever. The 1992 amendments to the agreements between the Partnership and the Company provided you with the opportunity to avoid a total loss on the investment - an opportunity which you and the other partners wisely chose to accept. The proposed Merger allows further upside potential to you as an Atrix shareholder, while providing the option for you to liquidate your holdings altogether and at your discretion.

V.
QUESTION.      How did the Company decide on a valuation of 34c. on the dollar?

ANSWER.    1.  We established the valuation based upon an estimate of the future royalty payments that you (as a Limited Partner) might expect to receive, based upon the reduced royalty rates and amounts agreed to in the amendments adopted by the Limited
               Partners at the Special Meeting of Limited Partners in 1992.




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               A.   The original Partnership Agreement terms were royalty
                    payments potentially equal to 6 times your investment, paid at rates of 12%, 8% and 4%.

               B. The 1992 amendments reduced those royalty payments and rates to a prorated basis, which as of June 30, 1995 was approximately 49% and which is estimated to be 40% at December 31, 1995.

           2. Next, we applied a discount factor to those projected payments to allow for: a) the time value of money; and b) the risk (i.e., uncertainty that the product would never be approved or the sales forecasts would not be met).

           3. A 30% discount rate was used by Atrix because of the inherent risks in the biotech/pharmaceutical industry. In addition, Atrix is small in size, maintains an R&D operating status and has limited resources, which increases risks. The primary risks considered included: failure to obtain approval for commercialization, competition, product obsolescence, and absence of funding.

               In determining the discount rate used in the calculation, the Company considered discount rates ranging from 15%-30%. This represents the range that has been used in similar transaction(s) involving the exchange by merger of partnership interests. In such other transactions, a lower discount rate was used primarily where a partnership had existing operations, revenue, cash flow and/or ascertainable assets, such as real estate. In transactions involving research and development limited partnerships, a higher discount rate was used to reflect the risks relating to uncertainty of the development of a product, competition, lack of revenues or cash flow, the uncertainty of regulatory approval and the uncertainty of whether a commercial market will develop for a perio product.

VI.
QUESTION.      What happens if the Merger is not approved?

ANSWER. If the Merger is not approved, the Partnership will continue to operate as a separate legal entity and the contractual obligations between the Partnership and the Company will continue under their present terms. The percentage of the original royalty to which you are entitled will continue to decline. You will continue to hold a non-liquid asset and you will not enjoy the potential upside of Atrix stock appreciation.

         On the other hand, if the product takes less time and money allocated for development and our sales are more than has been forecasted, you may realize more royalty revenues than are incorporated in the Assigned Value.

VII.
QUESTION.  Describe the effects if Atrix signs a Corporate Marketing Partner for the Perio Product before this transaction is approved.




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ANSWER.    1.  Depending on the terms in any such agreement, the Limited
               Partners may or may not share in funds received from a Corporate Marketing Partner for the Perio Product with Doxycycline depending on the type of payments. The intent of the payments in the Agreements contemplate royalties on a commercially successful Perio Product and not milestone or other incentive payments to Atrix.

               It is expected that the sharing ratio would be fixed upon a signed Agreement. Any non-royalty payments would be used for further development of the product and would not effect the sharing ratio.

           2. Royalty and/or proceeds from the sale of rights to the Perio Product with Doxycycline would be shared as provided for in the Agreements, as amended.

VIII.
QUESTION.  Without the Merger, would the Partnership have rights to the
           ATRISORB(TM) GTR Barrier with a drug?

ANSWER. No. The Partnership Agreement specifically describes the rights of the Limited Partners in a time-released Perio Product, the primary purpose of which is to lower bacteria levels in the periodontal pocket in humans.

         The ATRISORB(TM) GTR Barrier is a medical device designed to enhance healing following gum surgery, an invasive technique used in severe cases of periodontal disease where patients are at risk of losing teeth.

IX.
QUESTION.      Since the Partnership units were sold without issuance of
               certificates or any other paper trail, how will the Merger be recorded (processed), if approved?

ANSWER:    A.  If the Merger is approved, each Limited Partner will receive a stock certificate for the number of shares of Atrix common stock they receive in accordance with the terms of the Merger. The number of shares to be exchanged for each unit is estimated to be approximately 100. The exact number of shares will be calculated at a later date as described in the Prospectus/Proxy
               Statement.

           B. The Company relies on a report of the Partnership unit holders maintained by our transfer agent and K-1s for proof of ownership. Together these reports document the names of unit holders, addresses and the number of units owned.




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